January 12, 2021

Valerie Barnett

Dear Valerie,

CYTEK BIOSCIENCES INC. ("Cytek" or the "Company") is pleased to offer you the position of General Counsel - Vice President of Legal.

You will report to WenBin Jiang, CEO, on your duties at Cytek. You will work from 46107 Landing Pkwy, Fremont, CA 94538. The Company may change your position, duties, and work location from time to time as it deems necessary.

Your annual base compensation will be $225,000 less payroll deductions and all required withholdings. You are eligible to participate in Cytek’s Annual Bonus Program. Your target bonus is 30% of your annual base salary. Actual payout is dependent on your performance and company’s overall performance and is subject to the Board of Director’s approval. You will be paid semi-monthly and you will be eligible for the following standard company benefits:

Medical Flexible account (HSA, FSA)

Dental PTO

Vision 9 Holidays

Life insurance 401K plan

In addition, the company will grant you 100,000 stock option shares of the Company, subject to board approval and the terms set forth in a stock purchase agreement with the Company. In the event of a change of control, balance of outstanding stock vesting may accelerate with terms and conditions subjecting to BOD approval.

The company may modify your compensation and benefits from time to time as it deems necessary. Additional information about company benefits can be provided upon request.

As a Cytek employee, you will be expected to abide by Company rules and regulations and sign and comply with the Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

Normal working hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt employee, you may be asked to work additional hours as required by the nature of your work assignments.

We expect that you will start performing the duties of your new position on January 19, 2021.

You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a company officer.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We look forward to a productive and enjoyable working relationship. Please sign and date this offer as soon as possible.

Sincerely,

/s/ Christina Wong

HR Manager

Cytek Biosciences, Inc.

Accepted:

/s/ Valerie Barnett Date: January 12, 2021